Exhibit 99.1

News Release

Contact:	Michelle Gray
Vice President, Director of Marketing
260.427.7100

FOR IMMEDIATE RELEASE:   November 2, 2007

Tower Bank Announces Changes in Area Branch Lineup

(Fort Wayne, IN) – Tower Bank has opened a new branch location in Warsaw, Indiana and will close its location in Angola, Indiana, the Fort Wayne-based bank announced today.

The new Warsaw financial center opened for business on October 29, with the official grand opening scheduled for November 5. The all-new facility employs nine and provides full-service financial services to business and personal banking clients throughout Kosciusko county and north-central Indiana. Tower first established a presence in Warsaw with the opening of a business development office in June 2006. The newly-built 4,500 square foot branch will be one of the bank’s largest in terms of number of employees and office space, and will allow Tower to continue its growth in the region.

As part of its continuous evaluation of customer needs and market conditions, Tower will also close its Angola branch office effective February 1, 2008. First established as a loan origination office in June 2004, the location became a financial center in August 2006. Given current levels of business for the branch, along with the Angola banking environment overall, Tower recently made the decision to no longer participate in that market

Although the Angola location is closing, Tower will continue to support its Steuben County clients from the Fort Wayne operation. Angola clients will receive written communication notifying them of the change and ensuring them that those who wish to move their business to other Angola area banks will be able to do so in a seamless manner. Those who wish to remain with Tower Bank will have their accounts serviced through the bank’s Dupont Road branch in Fort Wayne

Mike Cahill, Tower Bank’s President and CEO, commented on the changes: “With numerous community banking options available in Angola, we felt that, going forward, focusing on markets with greater need made the most sense for our customers, employees and shareholders. We appreciate the business of our Angola customers and the support of the Angola community, and are actively working with them to ensure their banking needs continue to be serviced effectively. Likewise, we are excited about our new branch and expanded presence in Warsaw, and look forward to working with business and personal banking clients throughout the Warsaw area.”

About the Company
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers located in Indiana through its six full-service financial centers in Fort Wayne, and a seventh in Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, please visit Tower's web site at www.TOFC.net.

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